Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sify Technologies Limited
We consent to the use of our reports dated September 28, 2009, with respect to the consolidated balance sheets of Sify Technologies Limited and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of income, consolidated statements of recognized income and expense, and consolidated statements of cash flows for each of the years in the three-year period ended March 31, 2009, and the effectiveness of internal control over financial reporting as of March 31, 2009, incorporated herein by reference.

/s/ KPMG
KPMG

Chennai, India
March 2, 2010